UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

SRM ENTERTAINMENT, INC.

(Exact name of registrant as specified in charter)

Nevada	001-41768	32-0686534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(407) 230-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SRM	The Nasdaq Stock Market LLC
(The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2024, SRM Entertainment, Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with the institutional investors named on the signature page thereto (the “Purchasers”), pursuant to which the Company agreed to sell and issue, in a registered direct offering, an aggregate of (i) 1,580,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”), par value $0.0001, at a purchase price of $0.7385 per Share, and (ii) 712,133 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 712,133 shares of Common Stock (the “Pre-Funded Warrant Shares”) at a purchase price of $0.7384 per Pre-Funded Warrant, for aggregate gross proceeds to the Company of approximately $1.7 million, before deducting the placement agent fees and estimated offering expenses payable by the Company (the “Registered Offering”).

The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-282028), which was declared effective by the U.S. Securities and Exchange Commission on September 19, 2024, and a related prospectus supplement, dated December 5, 2024, related to the Registered Offering.

The Purchase Agreement contains customary representations, warranties, and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, the Company agreed for a period of 60 days following the closing of the offering not to issue, enter into an agreement to issue or announce the issuance or proposed issuance of shares of Common Stock or any Common Stock Equivalent (as defined in the Purchase Agreement), subject to certain exceptions described in the Purchase Agreement. The Company has also agreed for a period of one year following the date of the Purchase Agreement not to enter into a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions described in the Purchase Agreement. Additionally, certain of the Company’s directors and officers agreed to be subject to a lock-up period of 30 days following the closing of the Offering.

The Offering is expected to close on or about December 6, 2024, subject to satisfaction of customary closing conditions.

Pursuant to a placement agency agreement dated as of December 5, 2024 (the “Placement Agency Agreement”), the Company engaged D. Boral Capital LLC (the “Placement Agent”) to act as the sole placement agent in connection with the offering. The Company has agreed to (i) pay the Placement Agent a cash fee equal to 8.0% of the aggregate gross proceeds of the Offering, and (ii) reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses, including the reasonable fees, costs, and disbursements of its legal counsel of $50,000.

The foregoing descriptions of the Purchase Agreement, the Pre-Funded Warrants, and Placement Agency Agreement are qualified in their entirety by reference to the full text of the forms thereof, which are attached as Exhibits 10.1, 4.1, and 10.2 respectively hereto and incorporated by reference herein.

A copy of the opinion of Lucosky Brookman LLP relating to the validity of the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares is filed herewith as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement dated as of December 5, 2024
10.2	Placement Agency Agreement dated December 5, 2024, by and between SRM Entertainment, Inc. and D. Boral Capital LLC
23.1	Consent of Lucosky Brookman LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRM ENTERTAINMENT, INC.

Date: December 6, 2024	By:	/s/ Richard Miller
	Name:	Richard Miller
	Title:	Chief Executive Officer